MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by the Baltic and International Maritime Council (BIMCO) in 1956.
Dated: 16th March, 2007	Code-name SALEFORM 1993 Revised 1966, 1983 and 1986/87.

Nemea Shipping Company S.A.

Hereinafter called the Sellers, have agreed to sell, and

Cardiff Marine Inc. or nominee

Hereinafter called the Buyers, have agreed to buy

Name: M/V Rule

Classification Society/Class: Nippon Kaiji Kyokai

Built: 1999	By: Sumitomo Heavy Industries Ltd., Japan
Flag: Panama	Place of Registration: Panama
Call Sign: 3FZV8	Grt/Nrt: 38,364 / 24,622
~~Register~~ IMO Number:	9185736

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.	Purchase Price

USD 48,500,000 in cash (United States Dollars Forty Eight Million Five Hundred Thousand)

2.	Deposit

As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 3 (three) banking days from the date of the subject in clause 18 herein being lifted ~~this~~

~~Agreement~~. This deposit shall be placed with the Royal Bank of Scotland, Piraeus Branch and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.	Payment

The balance of the Purchase Price including ROB bunkers/lubricants/hydraulic oils and greases shall be paid in full free of bank charges to the Royal Bank of Scotland, Piraeus Branch on delivery of the vessel, but not later than 3 banking days after the vessel is in every respect physically ready for delivery in accordance with terms and the conditions of this agreement and notice of readiness has been given accordance with Clause 5.

Both the 10% Deposit and the Balance Money shall be released/paid to the Sellers by the Seller’s presentation to the Seller’s Bank of either an original or fax copy or photocopy of “Protocol of Delivery and Acceptance” duly signed by both the Sellers’ and the Buyers’ authorised representatives only.

4.	Inspections
a)*	The Buyers have inspected and accepted the Vessel’s classification records. See Clause 17 ~~The Buyers have also inspected the Vessel at/in on~~

~~and have accepted the Vessel following this inspection and the sale-is outright and definite; subject-only-to the terms and conditions of this Agreement.~~

~~b)*~~	~~The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within~~

~~The Sellers shall provide for inspection of the Vessel at/in~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall-inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~

~~Should notice of acceptance of the Vessel’s classification-records and of the Vessel not be received by the Sellers-as aforesaid, the deposit together with interest earned shall-be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

*	~~4-a) and 4 b) arc alternatives; delete whichever is not applicable, in the absence of deletions, alternative 4 a) to apply.~~
5.	Notices, time and place of delivery
a)

The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 30, 20, 15, 10 7, 5 approximate and 3, ~~and~~ 2, 1 definite days notice of the estimated time of arrival at the                                                                           intended place of ~~drydocking~~/underwater inspection/delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)	The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage ~~at/in~~ Worldwide in the Sellers’ option.

Expected time of delivery: May 1st – June 30th, 2007 in Seller’s Option

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): June 30th, 2007.

c)

If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within ~~7~~  three running days of receipt of the notice or of accepting the new date as the new cancelling date. If the buyers have not declared their option within 7 three running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)

Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.	Drydocking/Divers Inspection
~~a)**~~

~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Seller’s expense to the satisfaction of the Classification Society without Condition/recommendation*.~~

b)**

(i) The vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the Conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port. Should such underwater survey reveal damage which affects class and the Classification Society does not require immediate repairs then a deduction in the purchase price for the direct cost of the damage (excluding indirect cost such as dry-dock costs, gas freeing costs, deviation costs, off-hire etc.) shall be mutually agreed. If no agreement can be reached within one working day after the date of the underwater inspection, then the deduction in the purchase price shall be as per the average quotation by two repair yards, one chosen by sellers and one by buyers.

Should no damage affecting class be found, cost for diver(s) inspection to be for the Buyers’ account including expense for the Class attendance, with Sellers appointing the Class to attend the inspection. The class surveyor shall be the sole arbitrator as to whether any damage found to the vessel’s underwater parts may constitute a recommendation.

The cancelling date shall be extended for the time required for the Buyers and Sellers to agree the deduction in the purchase price as above and the vessel shall be deemed physically ready for delivery when the amount of the compensation is agreed in accordance with the aforementioned procedure. It is further stipulated that, weather permitting, the inspection of the underwater parts of the vessel will be carried out within 24 hours of arrival at the port of delivery. The Seller may tender the Notice of Readiness for delivery before the Underwater Inspection. However if any damage to the underwater parts be found so as to affect the Vessel’s Class Certificate, the Sellers shall re-tender the Notice of Readiness after the Vessel shall be deemed physically ready for delivery in accordance with this agreement.

(ii) If the rudder, propeller, bottom or other underwater parts below the ~~deepest load~~ water line are found broken, damaged or defective so as to affect the Vessel’s class, then unless                                          repairs can be carried out afloat to the satisfaction of the Classification Society and the Classification Society requires immediate repairs and the Vessel to be dry-docked, the Sellers                                                                                            shall arrange for the Vessel to be drydocked at their expense and the Vessel shall proceed to a Drydock selected by the Sellers at the Seller’s option and in such event the delivery and cancelling date shall be automatically extended for the time it takes the Vessel to proceed to the dry-dock and for the time required in order for ~~inspection by the~~

~~Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found~~

~~broken, damaged or defective so as to affect the Vessel’s class,~~ such defects ~~shall~~ to be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance. The cancelling date shall also be extended if Class requires immediate repairs, and such repairs can be performed afloat.
If present class requires and approves that repair of such damage(s) to be postponed to next class periodical dry-dock, then Sellers shall have the option to repair same to class’ satisfaction or to make monetary settlement based on two quotations (with the one obtained by each party) issued by reputable shipyard in the delivery port which are able to carry out such repairs for this type of vessel. It is understood by the Sellers and the Buyers that the actual and final amount of monetary settlement to be mutually agreed and is confined to direct repair cost only and does not include indirect cost such as dry-docking fee, general expenses, deviation and off hire etc.

(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, ~~but limited to a maximum of 14 running days.~~

~~c)~~	~~If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~

~~(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.~~

~~(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers~~

~~shall pay the aforesaid expenses, dues and fees.~~

(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

**	6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.
7.	Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

Oxygen/Acetylene/Freon bottles, logbooks, Company-Owner books-manuals, ISM-PMS files, videotel tapes, original Certificates which are required to be retained by Seller or returned to the flag state

The Buyers shall take over the remaining bunkers and unused lubricating hydraulic oils in storage tanks and sealed drums and greases and pay the sellers last purchase prices including discounts and excluding barging/delivering charges as evidenced by supporting invoices and/or vouchers ~~current net market price (excluding barging expenses) at the port and date~~
~~of delivery of the Vessel.~~

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.	Documentation

The place of closing: Piraeus, Greece

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery Documents, namely: See attached Documentation List

~~a)~~

~~Legal Bill of Sale in a form recordable-in                         (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.~~

~~b)~~	~~Current Certificate of Ownership issued by-the competent authorities of-the-flag state of The Vessel.~~
~~c)~~	~~Confirmation of Class issued within 72 hours prior to delivery.~~
~~d)~~	~~Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.~~
~~e)~~

~~Certificate of Deletion of the vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not-as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

~~f)~~

~~Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so Request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.	Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ Register shall be for the Sellers’ account.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but in accordance ~~subject~~ to the terms and conditions of this Agreement she shall be delivered and taken over in substantially the same condition as she was at the time of inspection, fair wear and tear excepted.

However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities ~~at~~ for a period of not less than three months from the time of delivery.

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) and 4b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date. The vessel is to be delivered with her Intermediate survey and Dry-docking Survey freshly passed by the Sellers. Vessel to be delivered with her present class confirmed without outstanding recommendations and free of average damage affecting class. Hull and machinery Continuous Survey Cycles to be clean and up-to-date valid and un-extended for at least three months with no outstandings or extensions at time of delivery.

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society Without condition/recommendation are not to be taken into account.
12.	Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.	Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this

Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement

15.	Buyers’ representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense upon ~~arrival at                                                                       on or about~~

These representatives are on board for the purpose of familiarization and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representatives shall sign the Sellers’ letter of indemnify prior to their embarkation.

16.	Arbitration
a)*

This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1996 ~~1950 and 1979~~ or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

~~b)*~~

~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at Now York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court.~~

~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~e)*~~	~~Any dispute arising out of this Agreement shall be referred to arbitration at ,subject to the procedures applicable there.  The laws of shall govern this Agreement.~~
*	~~16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of Deletions, alternative 16 a) to apply:~~

Clause 17:

This sale is subject to the Buyer’s physical inspection of the vessel which to be inspected by Buyers latest by 7th April, 2007 in Portugal. Acceptance or rejection of the vessel to take place latest by 10th April, 2007. If buyers fail to inspect the vessel before the above deadline, then Buyer will be deemed to have waived inspection and will be deemed to have accepted the vessel without inspection.

Clause 18:

The sale is subject to Buyers or their nominee/associated company Board of Directors approval which to be declared latest by April 27th, 2007. If the Buyers do not declare their BOD subjects within April 27th, 2007 this Agreement, then both Buyers and Sellers shall be released from this agreement.

For Nemea Shipping Company S.A.		For Cardiff Marine Inc.
/s/ Michael Gregos		/s/ Illegible
Name:	Michael Gregos	Name:	Illegible
Title:	Attorney-In-Fact	Title:	Attorney-In-Fact

DOCUMENTATION LIST

For

Memorandum of Agreement Dated 16th March, 2007 between Nemea Shipping Company S.A.

(the “Seller”) and Cardiff Marine Inc. (the “Buyer”)

for the purchase of M.V. RULE. Panama flag

A)	The Sellers should provide Buyers with following documents (where not in English above with certified English translation):
1.

Bill of Sale (British Form 10A) in two (2) originals, duly notarized as to the authority of the signatory for the Sellers by the Panamanian Consul in Piraeus, Greece and then legalized by the Maltese Consul in Piraeus, Greece.

2.

Resolutions of the Board of Directors and Shareholders of the Sellers[1] company approving the Memorandum of Agreement resolving and ratifying sale of the Ship to the Buyers and authorising person(s) to execute a Power of attorney appointing certain person or persons to execute the Bill of Sale, protocol of delivery and acceptance, deal with all matters relating to completion of sale and transfer of title to the Buyers including physical delivery of the Ship, certified by the Secretary of the Sellers notarially attested and Apostilled.

3.

Power of Attorney of the Sellers authorising person(s) to execute Bill of Sale. Protocol of Delivery and Acceptance, deal with all the matters relating to the sale, delivery of the Ship to the Buyers, notarially certified and Apostilled.

4.	Certificate of Goodstanding of the Sellers issued by Panamanian Authorities disclosing the Directors and Officers of the Sellers
5.	Certified copy of Articles of Association of the Sellers.
6.

a) Certificate of Ownership and Encumbrances dated not earlier than three (3) business days before NOR confirming that the ship is owned by the Selling company and is free from any registered encumbrances save for a mortgage in favour of Fortis Bank.

b) Certificate from Panama authorities confirming (i) that the government of Panama has no objection to the sale of the Ship (permission for sale) to the Buyers (ii) tax clearance of the Vessel and of the Sellers with regard to taxes and dues towards Panama authorities.

c) Certificate of Ownership and Encumbrances confirming that the Ship is owned by the selling company and is free from any registered encumbrances dated the day of closing.

d) Original of Written Undertaking from the Mortgagee Bank to file a recordable original discharge of its mortgage with the Panamanian Consul of Piraeus upon the Buyers’ tabling Release Letter(s) for the purchase funds.

7.

Original Class Maintenance Certificate issued by the Ship’s Classification Society confirming that the Ship maintains her Class without outstanding recommendations. This certificate to be issued on date of tender of Notice of Readiness for delivery and in any event after completion of underwater inspection.

8.

Copy of Certificate of Registry of the Ship to be supplied to the Buyers soonest from date of execution to the MOA by both parties whilst unexpired Certificates of Registry, Safety Equipment, Safety Construction, Safety Radio, Loadline, International Tonnage. I.O.P.P. and all other relevant Ship’s certificates shall be supplied to the Buyers at least ten (10) banking days prior to closing.

9.	a)

Copy of irrevocable instructions of the Sellers agent addressed to Sellers’ Panamanian lawyers (authorised representatives in Panama) to proceed immediately with filing of Application for Deletion Certificate of the Ship on date and time of delivery of the Ship to the Buyers and to provide Buyers with copy by fax of the said Deletion Certificate as soon as same is available. Original to follow thereafter.

	b)	Copy of letter of acceptance of above instructions from Panama lawyers concerned to the Buyers.
10.

Letter of Undertaking from the Sellers that the Sellers will provide Buyers original of Deletion Certificate relating to the Ship issued by Panamanian Ship Registry within thirty (30) calendar days from the date of delivery of the Ship

11.

Non blacklisting written statements from the Sellers and the Sellers’ Agents that to the best of Owners’ knowledge the Ship at the time of delivery is not blacklisted by any country, union or organisation worldwide and has not traded in Israel.

12.	Commercial Invoice in duplicate.
13.	Statement of remaining unused lubricating oils on board on delivery together with copies of relevant supporting invoices.
14.	Copy of Notice of Readiness of the Ship for delivery
15.	a) Protocol of Delivery and Acceptance for documentary closing to be signed by Sellers’ and Buyers representatives at the place of documentary closing and

b) copy of Protocol of Physical Delivery and Acceptance for Physical Delivery to be signed by both parties at the place at physical delivery. Such copy of Protocol of Physical Delivery and Acceptance to be sent by fax to the lawyers of the Buyers. DEVERAKIS LAW OFFICE at (30210) 6140267 upon completion of the physical delivery of the vessel by Buyers’ representative.

16.

Earliest possible but not later than three (3) working days before tendering Notice of Readiness the Sellers to instruct and authorise the Classification Society of the Ship to confirm to Maltese Ship registry that the ship is in class, quoting expiry dates of all her class certificates.

17.	Seller’s Confirmation in writing that to the best of Sellers’ knowledge the Ship has not touched bottom since the date of the underwater inspection. In case Buyers do not carry out underwater inspection Seller’s shall confirm in writing that to the best of Sellers’ knowledge the Ship has not touched bottom since the date her last drydock

Latest, one (1) working day after the date of tendering notice of Readiness the Sellers to provide the Buyers with full set of specimen copies of above listed delivery documents.

B.	Buyers will provide Sellers with following documents in English:
1.	Resolutions of the Sole Director of the Buyer Company authorizing purchase of the Ship as per MOA from the Sellers. This document to be notarially attested and legalized by Apostille.
2.

Power of Attorney authorising a number of individuals to act on behalf of the Buyers and represent them in all matters relating to the purchase of the ship, including release of the purchase money, signing protocol of delivery and acceptance and attending all relevant matters. This document to be notarially attested and legalized by Apostilie.

3.	Original of Goodstanding Certificate of the Buying Company.

For and on behalf of Nemea Shipping Company S.A.	For and on behalf of Cardiff Marine Inc.
/s/ Michael Gregos	/s/ Illegible
Name: Michael Gregos	Name: Illegible
Title: Attorney-In-Fact	Title: Attorney-In-Fact